EXHIBIT 99.1

Contact: Karen L. Dexter

Director, Investor Relations

(650) 367-4111

AMPEX CORPORATION ANNOUNCES NEW BOARD MEMBER

REGAINS COMPLIANCE WITH NASDAQ RULES

REDWOOD CITY, Calif., July 26, 2007 Ampex Corporation (Nasdaq:AMPX)

today announced that it has appointed Charles W. (“Bill”) Dyke as a member of its Board of Directors. With the election of Mr. Dyke as an independent director, Ampex Corporation has regained compliance with Nasdaq’s independent director requirement. Following Mr. Dyke’s election, the Company’s Board is comprised of seven directors, four of whom are “independent” within the meaning of the Nasdaq rules.

Mr. Dyke retired from the U.S. Army as a Lieutenant General in 1988, after more than 34 years of service as a soldier, infantry officer, operations and planning staff officer at the unit, theater and national levels, and in high-level political-military assignments. He is currently the Chairman and CEO of International Technology & Trade Associates, Inc. which he founded in 1989. ITTA, located in Washington, DC, is an international business consulting firm involved in developing and managing high technology trade and investment for its clients. Mr. Dyke also serves as a director of Ampex Data Systems Corporation a subsidiary of the Company, and as a trustee of the George C. Marshall Foundation. The Company’s Board of Directors believes that Mr. Dyke brings excellent complementary skills to assist Ampex in the expansion of its Data Systems business.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This release may contain information about the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by such forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties disclosed in its Annual report on Form 10-K and its Quarterly Reports on Form 10-Q, as well as other documents periodically filed with the Securities and Exchange Commission.